                                  SCHEDULE 14a
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

  Filed by the Registrant  [X]
  Filed by a Party other than the Registrant  [ ]
  Check the appropriate box:
  [ ] Preliminary Proxy Statement    [ ] Confidential for Use of the
                                         Commission Only (as permitted by Rule
                                         14a-6(e)(2))
  [X]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         HERBALIFE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [X]  No fee required.
  [ ]  Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-
       11.

  (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
  (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
  (5)  Total fee paid:

--------------------------------------------------------------------------------
  [ ]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount previously paid:

--------------------------------------------------------------------------------
  (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
  (3)  Filing Party:

--------------------------------------------------------------------------------
  (4)  Date Filed:

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
[HERBALIFE LOGO]
--------------------------------------------------------------------------------
HERBALIFE INTERNATIONAL, INC.
1800 Century Park East, Los Angeles, CA 90067
(310) 410-9600 FAX: (310) 557-3929

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 29, 1997

     The 1997 Annual Meeting of Shareholders of Herbalife International, Inc., a Nevada corporation (the "Company"), will be held beginning at 6:00 p.m. on Thursday, May 29, 1997 at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California, 90210, to consider and vote on the following matters:

     1. The election of six directors to serve on the Company's Board of Directors;

     2. A proposal to amend the Company's Amended and Restated 1991 Stock Option Plan (the "Option Plan"): (i) to increase the aggregate number of shares which may be issued upon exercise of all options granted under the Option Plan (excluding shares previously issued upon option exercise but including shares subject to existing outstanding options) from 5,400,000 to 6,800,000 and (ii) to increase the aggregate number of stock options a participant under the Option Plan may be awarded during any single calendar year from 500,000 to 1,500,000; and

     3. Such other business as may properly come before said Annual Meeting or any adjournment or postponement thereof (the "Meeting").

     April 15, 1997 has been fixed as the record date for shareholders entitled to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to receive notice of and to vote at the Meeting.

     All shareholders are cordially invited to attend the Meeting. To insure your representation at the Meeting, whether or not you plan to attend, you are urged to complete and promptly return the enclosed proxy, which is solicited by the Board of Directors, in the return envelope provided. Returning your proxy does not deprive you of your right to attend the Meeting and to vote your shares in person, should you desire to do so.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Christopher Pair

                                            CHRISTOPHER PAIR
                                            SECRETARY


Dated: April 22, 1997



                PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD
                 AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                         ______________________________

                                PROXY STATEMENT
                         ______________________________

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 29, 1997
                           _________________________


                              GENERAL INFORMATION

     This Proxy Statement is first being mailed on or about April 22, 1997 to all of the holders of shares of the Common Stock of Herbalife International, Inc., a Nevada corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies in the enclosed form to be used at the Annual Meeting of Shareholders to be held on Thursday, May 29, 1997 beginning at 6:00 p.m. at the Beverly Hilton Hotel, 9876 Wilshire Boulevard, Beverly Hills, California 90210, and at any adjournment or postponement thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting.

     Shares represented by a properly executed proxy will be voted as indicated on the proxy. The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by the Board of Directors of the Company. Any proxy given pursuant to this solicitation is revocable at any time prior to the voting at the Meeting by (i) notice in writing delivered to the Secretary of the Company; (ii) submitting a subsequently dated proxy; or
(iii) attending the Meeting, withdrawing the proxy, and voting in person.

     It is proposed that at the Meeting action will be taken on the matters set forth in the accompanying Notice of Annual Meeting and described in this Proxy Statement. The Board of Directors knows of no other matters which may properly be presented for action at the Meeting. If any other matters do properly come before the Meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

     When proxies in the form accompanying this Proxy Statement are returned properly executed, the shares represented thereby will be voted as indicated thereon, and where a choice has been specified by the shareholder on the proxy, the shares will be voted in accordance with the specification so made. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the material submitted herewith, will be paid for by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, mail, or other means, for which no compensation shall be paid other than their regular salary or other usual compensation. Arrangements will also be made as appropriate with banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse said persons for their reasonable expenses in so doing.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     At the close of business on April 15, 1997, there were outstanding and entitled to vote at the Meeting 30,533,463 shares of common stock of the Company ("Common Stock" or "Company Common Stock"). Each share of Common Stock outstanding on such date entitles the shareholder of record to one vote on all matters submitted at the Meeting.

     The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the Meeting.

          PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table lists, as of February 28, 1997, information as to the beneficial ownership of Common Stock by (i) each of the Company's directors,
(ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers as indicated in the Summary Compensation Table under "Compensation of Directors and Executive Officers--Executive Compensation" below, (iii) all directors and executive officers as a group, and
(iv) each person or entity believed by the Company to beneficially own more than five percent (5%) of the Common Stock outstanding. In each instance, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within the direct knowledge of the Company.

NAME AND ADDRESS                             AMOUNT         PERCENT OF
OF BENEFICIAL OWNER/1/                 BENEFICIALLY OWNED      CLASS
----------------------                 ------------------   ----------
Mark Hughes/2/                             17,402,238          57.56%
1800 Century Park East
Los Angeles, CA 90067

Dr. David B. Katzin/3/                        151,281            *
1800 Century Park East
Los Angeles, CA 90067

Christopher Pair/4/                           121,250            *
1800 Century Park East
Los Angeles, CA 90067

Michael Rosen/5/                               60,000            *
1800 Century Park East
Los Angeles, CA 90067

David R. Addis/6/                             109,500            *
2101 L Street, N.W.
Washington, D.C.  20037

Edward Hall                                         0            *
Cruttenden Roth Incorporated
18301 Von Karman, Suite 100
Irvine, CA  92715

Alan Liker                                          0            *
150 South Doheny Drive
Beverly Hills, CA  90211

Christopher M. Miner                                0            *
WOW! Laboratories
18430 Bandilier Circle
Fountain Valley, CA  92708

Fidelity Management & Research Company/7/
82 Devonshire Street
Boston, MA  02109                           2,080,000           6.88

All executive officers and
 directors as a group (10 persons)/8/      17,859,894          59.08


_____________________
*Less than one percent (1%).

_____________________
/1/ The persons in this table have sole voting, investment, and dispositive power with respect to all shares of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

/2/ Includes 550,000 shares owned by the Herbalife Family Foundation, as to which Mr. Hughes acts as director but has no pecuniary interest.

/3/ Includes 121,600 shares issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the date of this Proxy Statement. Dr. Katzin ceased to serve as a director and executive officer of the Company in March 1996 and December 1996, respectively.

/4/ Includes an aggregate of 121,250 shares issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

/5/  Includes 40,000 unvested restricted shares of common stock.

/6/ Includes 40,000 unvested restricted shares of Common Stock. See "Compensation of Directors and Executive Officers--Executive Compensation." Mr. Addis ceased to serve as an executive officer of the Company in January 1997.

/7/ Information based on Schedule 13G filed by Fidelity Management and Research Company on February 14, 1997.

/8/ Includes an aggregate of 258,475 shares issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is presently comprised of six members, all of whom hold office after election until the next annual meeting of shareholders, or until their respective successors are elected and qualified. Accordingly, all six of the Company's directors are to be elected at the Meeting to one-year terms expiring in 1998.

     Each nominee has consented to being named in the Proxy Statement and to serve if elected. All of the nominees are currently serving as directors of the Company.

     Directors are elected by a plurality of the votes cast. It is the intention of the persons named in the enclosed form of proxy, unless authorization to do so is withheld, to vote FOR the election of the six nominees listed below. If
                        ---
prior to the Meeting any nominee should become unavailable for election, an event which is not now anticipated by the Board of Directors, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment.

     Biographical information follows for each person nominated. Directors' ages are as of February 28, 1997.

     MARK HUGHES, 41, founded the Company's business in 1980. Since that time Mr. Hughes has controlled the operations of the business either as the sole individual general partner of the California limited partnership through which the business was conducted from inception to December 1985, as the President and Chairman of the Board of the California corporation through which the business was conducted for the interim period from October 1981 through August 1983, or as the President and Chairman of the Board of Herbalife of America, Inc., which was the corporate general partner of the California limited partnership from May through December 1985 and the corporation through which the business was conducted from January 1986 to November 1986. In November 1986, Mr. Hughes became Chairman of the Board, Chief Executive Officer and President of the Company (then called Sage Court Ventures, Inc.) when it acquired Herbalife of America, Inc. in a stock-for-stock reorganization and has continued in those positions since that time. Mr. Hughes serves on the Board of Directors of the Direct Selling Association, a national trade organization for direct sales companies.

     CHRISTOPHER PAIR, 42, joined the Company in March 1985 as Executive Assistant to the President. From 1986 to 1989, he served as Vice President-Administration for the Company and its predecessors and supervised all administrative departments of the Company. In May 1991, Mr. Pair became the Company's Executive Vice President-International and Corporate Administration and Secretary, and is responsible for the Company's international development. In November 1996, Mr. Pair became the Company's Chief Operating Officer. Mr. Pair has been a director of the Company since May 1990. Prior to 1985, Mr. Pair served in various management positions with U.S. Leasing, Raytheon Data Systems and Consolidated Foods. Mr. Pair serves on the Board of Directors of the Direct Selling Educational Foundation and also serves on the Direct Selling Association Long Range Planning Committee. Mr. Pair received his B.S. and M.B.A. from the University of Redlands.

     MICHAEL ROSEN, 50, joined the Company in August 1993 and is currently Executive Vice President and Chief Executive of Corporate Development and Marketing. Mr. Rosen's responsibilities include investor relations, external affairs and developing the Company's domestic and international sales and product literature. Since 1986, Mr. Rosen has served as the Chief Executive Officer of Shop Television Network, a company which he founded. From February 1992 to September 1993, Shop Television Network was subject to a Chapter 11 reorganization proceeding. In September 1993, the proceeding was dismissed without the necessity of confirming a reorganization plan and all creditors were fully repaid. Shop Television Network has no current operations. Mr. Rosen was elected a director of the Company in January 1996.

     EDWARD J. HALL, 50, has served as the Chief Financial Officer of Cruttenden Roth Incorporated, an investment banking firm, since April 1995. He served in a similar capacity for H.J. Meyers & Co., Inc., an investment banking firm based in Beverly Hills, California from March 1991 through March 1995. Between May 1990 and March 1991, Mr. Hall, a certified public accountant, was an independent investor. From March 1988 through May 1990, Mr. Hall was an Executive Vice President of Angeles Corporation, an investment management firm. Prior to joining Angeles Corporation, Mr. Hall was with Deloitte & Touche LLP, where he had been an audit partner since 1980. Mr. Hall was elected a director of the Company in March 1992.

     ALAN LIKER, 59, has served as a business advisor to a number of individuals and companies during the past several years, including currently Budget Rent-A-Car of Southern California. Until their sale in 1989, Mr. Liker was a director of Shaklee Corporation and its Japanese affiliate, Shaklee KK. From 1976 to 1980, he was a principal of Xerox Development Corporation, a strategic planning unit of Xerox Corporation. Mr. liker was previously a law professor at the Harvard University, University of California (Los Angeles) and University of Southern California law schools. He was elected to the Company's Board in December 1993 and is currently also a director of Team Rental Group, Inc. Previously he was a director of First Charter Bank and Shop Television Network.

     CHRISTOPHER M. MINER, 45, founded Secure Soft and co-founded Vis-A-Vis Communications, Inc. (formerly Workstation Technologies, Inc.) in 1996 and 1989, respectively. Vis-A-Vis Communications is a leading developer of interactive communications software and hardware products. Mr. Miner currently serves as the Chief Executive Officer for Secure Soft and Chief Financial Officer for Wow! Laboratories, Inc. Prior to founding Vis-A-Vis Communications, from 1987 to 1989, Mr. Miner served as Chief Financial Officer of Technology Marketing, Inc., a custom electronic engineering organization and board level test product manufacturer. Prior to joining Technology Marketing, he served as Chief Financial Officer and Director for Media Systems Technology, Inc., a software manufacturer, from 1981 to 1987. Mr. Miner received his M.B.A. from California State University in 1976. He was elected a director of the Company in March 1996.

ATTENDANCE AT MEETINGS

     The Board of Directors held 8 meetings and acted by unanimous written consent on 14 occasions during the fiscal year ended December 31, 1996. The Board has six standing committees, the Audit Committee, established in March 1992, the Compensation Committee, established in August 1991, the Stock Option Committee, established in September 1991, the Finance Committee, established in February 1994, the Director Nominating Committee, established in September 1996 and the Business Development Committee, established in April 1994. The Audit Committee recommends engagement of the Company's independent accountants, approves the services performed by such accountants and reviews and evaluates the Company's accounting systems and its system of internal accounting controls. The Compensation Committee makes recommendations to the full Board of Directors regarding levels and types of compensation of the Company's executive officers and administers the 1992 Executive Incentive Compensation Plan and the 1994 Performance-Based Annual Incentive Compensation Plan. See "Compensation of Directors and Executive Officers--Executive Compensation--Description of Certain Plans." The Stock Option Committee administers the Company's 1991 Stock Option Plan. See "Compensation of Directors and Executive Officers--Executive Compensation--Description of Certain Plans." The Finance Committee reviews certain aspects of the Company's cash management systems. The Business Development Committee develops and investigates the Company's financing alternatives, tax planning structures and expansion opportunities. The Director Nominating

Committee evaluates the credentials of potential director nominees and makes recommendations concerning nominees to the Board. In 1996, the Audit, Compensation, Stock Option, Finance, Director Nomination and Business Development Committees met and acted by unanimous written consent on 4 and 0, 10 and 6, 5 and 0, 2 and 0, 0 and 0 and 4 and 0 occasions, respectively. In 1996, all directors attended at least 75% of the aggregate number of Board and committee meetings held during the period of his service, with the exception of Mr. Liker, who did not attend an Audit Committee meeting.

OTHER KEY EMPLOYEES

     TIMOTHY GERRITY, 46, joined the Company in May 1985 and is currently Executive Vice President and Chief Financial Officer. Mr. Gerrity, a certified public accountant, is responsible for the accounting and finance operations of the Company. His previous experience includes management positions with Wickes Corporation, Deloitte & Touche LLP, and Fluor Corporation. Mr. Gerrity received his B.S. degree from California State University at Northridge and his M.B.A. from the University of Southern California.

     ROBERT SANDLER, 52, joined the Company in January 1997 as its Executive Vice President and General Counsel. From 1975 to the present, Mr. Sandler has been a member of Sandler & Morris, a law firm that he co-founded. From 1985 to 1994, Mr. Sandler served in various capacities with various companies within the Siemens family of companies, including most recently as the Executive Vice President and General Counsel of Siemens Pacesetter. Mr. Sandler received his A.B. degree from the University of California, Los Angeles and his J.D. degree from the University of Southern California. Mr. Sandler is currently a director of Physio-Control, a manufacturer of external defribrillators.

     All of the officers and directors of the Company are subject to a permanent injunction entered in October 1986 pursuant to the settlement of an action instituted by the California Attorney General, the State Health Director and the Santa Cruz County District Attorney. The Company consented to the entry of this injunction without in any way admitting the allegations of the complaint. The injunction prevents the Company and such officers and directors from making certain specified claims in future advertising of the Company's products and requires the Company to implement certain documentation systems with respect to payments to the Company's distributors. At the same time, the injunction does not prevent the Company from continuing to make certain specified claims concerning its products which have been and are being made, provided that it has a reasonable basis for making such claims.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     Effective January 1996, each director who is not an officer of or consultant to the Company receives $45,000 per year for his services as a director plus, effective May 1994, $5,000 per year for each committee of the Board on which he serves ($10,000 if he serves as chairman of that committee). From December 1992 to April 1994, the additional amount paid to directors for their services on committees of the Board was $10,000 per year for any one or more committees of the Board. Any outside directors serving on the board of any of the foreign subsidiaries of the Company are paid fees of $2,500 annually for each such board on which they serve. Additionally, the Board authorized the issuance, as of April 19, 1993, to each of Mr. Hall and Paul Buxbaum, a former director of the Company, of a cash-only stock appreciation right ("SAR") covering 25,000 shares of Common Stock. The SARs vest in annual installments and are automatically exercised and redeemed on the date of vesting of each installment. The amount payable upon each such automatic exercise is equal to the fair market value of the Common Stock on the date of exercise less the "exercise price" of $9.00 (the closing sale price of the Common Stock on April 19, 1993) in the case of the installments that vested in 1994 and 1995 and $7.375 (the closing sale price of the Common Stock on November 1, 1995, the effective date of a repricing of the SARs) in the case of the installments that will vest thereafter, in each case multiplied by the number of SARs being exercised and redeemed. In addition, the Board authorized the issuance, as of November 1, 1995, to each of Messrs. Buxbaum, Hall and Liker of a cash-only SAR covering 10,000 shares of Common Stock. The SARs vest in five annual installments and are automatically exercised and redeemed on the date of vesting of each installment for an amount equal to the fair market value of the Common Stock on such date less the "exercise price" of $7.375 (the closing sale price of the Common Stock on November 1, 1995) multiplied by the number of SARs being exercised and redeemed. In addition, the Board authorized the issuance, as of July 15, 1996, to each of Messrs. Buxbaum, Hall, Liker and Miner of a cash-only SAR covering 25,000 shares of Common Stock. The SARs vest in five annual installments and are automatically exercised and redeemed on the date of vesting of each installment of an amount equal to the fair market value of the Common Stock on such date, less the exercise price of $13 (the closing sale price of the Common Stock on July 15, 1996), multiplied by the number of SARs being exercised and redeemed. Finally, the Board authorized the issuance, as of November 5, 1996, to each of Messrs. Hall, Liker and Miner of a cash-only SAR covering 25,000 shares of Common Stock. The SARs vest in five annual installments and are automatically exercised and redeemed on the date of vesting of each installment for an amount equal to the fair market value of the Common Stock on such date, less the "exercise price" of $19.875 (the closing sale price of the Common Stock on November 5, 1996), multiplied by the number of SARs being exercised and redeemed. Directors who are also officers receive no separate compensation for their services as directors.

EXECUTIVE COMPENSATION

(1)  SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and four additional most highly compensated executive officers (including, for this purpose, an executive officer who was a consultant to the Company through March 1996; see footnote 4 to the table below) whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996 (the "Named Officers").

                                                                                      Long-Term Compensation
                                                                                 -------------------------------
                                              Annual Compensation                       Awards       Payouts
                                     ---------------------------------------------------------------------------
         (a)                   (b)      (c)          (d)           (e)               (f)        (g)     (h)             (i)
                                                                                               Sec's.
       Name and                                                                   Restricted Udrlying
       Principal                                               Other Annual         Stock    Options/   LTIP         All Other
       Position               Year   Salary($)   Bonus($)(1)  Compensation($)(2)  Award(s)($) SARs(#) Payouts($) Compensation($)(3)
-----------------------------------------------------------------------------------------------------------------------------------
Mark Hughes                   1996   $1,000,000  $6,288,913         $--               $--      500,000    $--         $126,237
President, Chief Executive    1995      999,211          --          --                --           --     --           20,418
Officer and Chairman of the   1994    1,000,000   2,018,000          --                --           --     --           20,525
Board

Dr. David B. Katzin           1996     $902,308  $  300,000         $--               $--           --     --         $ 10,834
Executive Vice President(4)   1995    1,002,564          --          --                --       40,000     --            4,281
                              1994      814,279     342,000          --                --           --     --            5,857

Christopher Pair              1996     $699,037  $  500,000         $--               $--      242,500     --         $106,369
Executive Vice President and  1995      647,116          --          --                --       32,500     --           22,294
Chief Operating Officer       1994      496,160     450,000          --                --           --     --           20,019

Michael Rosen                 1996     $500,006  $  350,000    $600,000               $--      100,000     --         $ 74,744
Executive Vice President and  1995      496,160          --     600,000                --       25,000     --           17,058
Chief Executive of Corporate  1994      399,049     104,000          --                --      175,000     --            7,762
Development and Marketing

David R. Addis                1996     $500,006  $  300,000         $--               $--           --     --         $ 77,519
Chief Counsel(5)              1995      500,006          --          --                --       35,000     --           14,872
                              1994      500,006     302,000          --                --           --     --           10,063

-------------------------
(1) 1994 amounts (other than for Mr. Pair) include bonuses earned under the Company's 1994 Performance-Based Annual Incentive Compensation Plan. The 1994 amount for Mr. Pair and a portion of the 1994 amount for Dr. Katzin include bonuses paid under a bonus program falling within the framework of the Company's 1992 Executive Incentive Compensation Plan. See "Description of Certain Plans" and "Compensation Committee Report."

(2) For each individual named, excludes perquisites, other personal benefits, securities and property, which did not exceed in any year the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual for such year. In the case of Mr. Rosen, the listed amount reflects deferred compensation pursuant to a Deferred Compensation Agreement between the Company and Mr. Rosen. See "Employment Contracts and Change in Control Arrangements."

(3) For 1996, these amounts represent payments under the Company's 401(k) Tax-Sheltered Savings Plan, Executive Medical Plan, Executive Long Term Disability Plan, Executive Life Insurance Plan and Deferred Compensation Plan. Amounts with respect to the 401(k) Tax-Sheltered Savings Plan were $4,500, $4,500, and $4,500 for Mr. Pair, Mr. Addis and Mr. Rosen, respectively; amounts with respect to the Executive Medical Plan were $8,004, $6,804, $8,004, $8,004 and $8,004 for Mr. Hughes, Dr. Katzin, Mr. Addis, Mr. Pair and Mr. Rosen, respectively; amounts with respect to the Executive Long Term Disability Plan were $4,093, $3,070, $8,956, $6,189, and $6,743 for Mr. Hughes, Dr. Katzin, Mr. Addis, Mr. Pair and Mr. Rosen, respectively; and amounts with respect to the Executive Life Insurance Plan were $14,140, $961, $6,059, $17,772, and $5,497 for Mr. Hughes,
Dr. Katzin, Mr. Addis, Mr. Pair and Mr. Rosen, respectively; and amounts with respect to the Deferred Compensation Plan were $100,000, $50,000, $69,904 and $50,000 for Mr. Hughes, Mr. Addis, Mr. Pair and Mr. Rosen, respectively. For 1995, these amounts represent payments under the Company's 401(k) Tax-Sheltered Savings Plan, Executive Medical Plan, Executive Long Term Disability Plan and Executive Life Insurance Plan. See "Description of Certain Plans." Amounts with respect to the 401(k) Tax-Sheltered Savings Plan were $4,913 and $4,913 for Mr. Pair and Mr. Rosen, respectively; amounts with respect to the Executive Medical Plan were $2,451, $3,363, $1,096, $9,429 and $2,694 for Mr. Hughes, Dr.
Katzin, Mr. Addis, Mr. Pair and Mr. Rosen, respectively; amounts with respect to the Executive Long Term Disability Plan were $4,093, $7,903, $6,057 and $5,802 for Mr. Hughes, Mr. Addis, Mr. Pair and Mr. Rosen, respectively; and amounts with respect to the Executive Life Insurance Plan were $13,874, $918, $5,873, $2,526 and $3,649 for Mr. Hughes, Dr. Katzin, Mr. Addis, Mr. Pair and Mr. Rosen, respectively. For 1994, these amounts represent payments under the Company's 401(k) Tax-Sheltered Savings Plan, Executive Medical Plan, Executive Long Term Disability Plan and Executive Life Insurance Plan. Amounts with respect to the 401(k) Tax-Sheltered Savings Plan were $10,550 for Mr. Pair; amounts with respect to the Executive Medical Plan were $8,173, $5,238, $124, $4,839 and $4,000 for Mr. Hughes, Dr. Katzin, Mr. Addis, Mr. Pair and Mr. Rosen, respectively; amounts with respect to the Executive Long Term Disability Plan were $4,462, $2,039 and $1,210 for Mr. Addis, Mr. Pair and Mr. Rosen, respectively; and amounts with respect to the Executive Life Insurance Plan were $12,352, $620, $5,477, $2,591 and $2,552 for Mr. Hughes, Dr. Katzin, Mr. Addis,
Mr. Pair and Mr. Rosen, respectively.

(4) Dr. Katzin served as Executive Vice President and Chief Medical Affairs Officer of the Company from March 1996 to December 31, 1996. In addition, Dr. Katzin provided a variety of consulting and related services to the Company in 1996 through his wholly-owned company, Nutrient Research Consultants, Ltd. See "Certain Transactions." As a consultant, Dr. Katzin devoted a substantial portion of his working time to Company matters and, as a result, the table above reflects the compensation to Dr. Katzin for serving as a consultant to the Company and for the period during which he served as an executive officer. The amounts reflected as "salary" for Dr. Katzin are the amounts of contractual consulting payments made to his wholly-owned consulting firm and payments made to Dr. Katzin for his services as an executive officer of the Company, and the amounts reflected as "bonus" are the amounts of an award under a bonus program falling within the framework of the Company's 1992 Executive Incentive Compensation Plan for 1994 and an award under the Company's 1994 Performance-Based Annual Incentive Compensation Plan for 1994. Dr. Katzin ceased as a director and executive officer of the Company in March 1996 and December 1996, respectively.

(5)  Mr. Addis served as Chief Counsel of the Company through January 1997.

(2)  OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of stock options during the fiscal year ended December 31, 1996 to the Named Officers. No stock appreciation rights were granted to the Named Officers during such fiscal year.

                                                   Individual Grants
---------------------------------------------------------------------------------------------------------
           (a)                  (b)               (c)             (d)           (e)             (f)

                                              Percentage of
                                                  Total
                                              Options/SARs
                           Options/SARs        Granted to      Exercise or                   Grant Date
                             Granted          Employees in     Base Price     Expiration       Present
           Name               (#)(1)           Fiscal Year     ($/Sh) (2)        Date        Value ($)(3)
           ----            ------------       -------------    -----------    ----------    -------------
Mark Hughes.............        500,000           26.10%           13.00       07/15/06      $3,072,750
Dr. David B. Katzin.....             --              --               --             --              --
Christopher Pair........        117,500            6.13%           13.00       07/15/06         722,096
                                125,000            6.53%          19.875       11/05/06       1,174,438
Michael Rosen...........        100,000            5.22%          19.875       11/05/06         939,550
David R. Addis..........             --              --               --             --              --

_______________________

(1) All options granted in 1996 are exercisable in cumulative 20% installments commencing one year from date of grant, with full vesting occurring on the fifth anniversary date.

(2) All options were granted based on the closing price for the Company Common Stock (as reported in the Wall Street Journal) at the date of grant.

(3)  Valuation based upon the Black-Scholes pricing model.  Assumptions include:
     72.68% price volatility, 6.55% risk-free rate of return, 5.2% dividend yield and exercise at the end of the 10-year term. No adjustment was made for non-transferability or risk of forfeiture.


(3) AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information with respect to shares acquired on exercise and unexercised options to purchase Common Stock granted in fiscal 1996 and prior years.

      (a)                     (b)              (c)                    (d)                         (e)
                                                                Number of Shares
                                                             Underlying Unexercised        Value of Unexercised
                                                                Options/SARS at         In-the-Money Options/SARS
                         Shares Acquired       Value          Fiscal Year-End (#)       at Fiscal Year-End ($)(1)
      Name               on Exercise (#)    Realized ($)   Exercisable/Unexercisable    Exercisable/Unexercisable
      ----               ---------------   ------------   --------------------------   --------------------------
Mark Hughes                       --        $       --             --       500,000       --          $9,312,500
Dr. David B. Katzin          180,000         2,779,600          80,000      181,600     1,940,000      4,484,692
Christopher Pair              50,000           796,625         151,250      333,750     3,667,813      5,870,000
Michael Rosen                 82,500           896,718             --       217,500       --           4,024,375
David R. Addis                    --                --         17,500        17,500      424,375         424,375


_____________________
(1) Represents the difference between the market price of the Company Common Stock on December 31, 1996 and the exercise price of the options.

(4)  DESCRIPTION OF CERTAIN PLANS

1994 Performance-Based Annual Incentive Compensation Plan

     The Company maintains the Amended and Restated 1994 Performance-Based Annual Incentive Compensation Plan (as amended in 1996, the "1994 Plan") to provide additional compensation as an incentive to certain key executives and consultants to attain specified performance objectives of the Company and its subsidiary and affiliated corporations and to ensure the continued availability of their full-time or part-time services to the Company. Specifically, the individuals entitled to participate in the 1994 Plan are those executive officers and consultants of the Company determined by the committee administering the 1994 Plan.

     The 1994 Plan is administered by the Compensation Committee of the Company's Board (the "1994 Plan Committee"). The board members who currently administer the 1994 Plan qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Board of Directors does not currently intend to appoint individuals to the 1994 Plan Committee who are not both "outside directors" under the Code and "disinterested directors" within the meaning of Rule 16b-3(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The amount of an available award to a participant or the aggregate amount of available awards to all participants for each award period is determined based upon an objective computation (the "Formula") of the actual performance of the Company relative to pre-established performance goals. The performance goal or goals included in the Formula for each award period is selected by the 1994 Plan Committee from among the following performance measures: level of retail sales (in the aggregate or for a particular category or categories of retail sales); net cash flow; net income; operating income; earnings per share; return on sales; reduction in expenditure levels for a particular category or categories of expenses versus a prior period; return on total capital; return on equity; and increase in the Common Stock price over a specified time period.

     The 1994 Plan Committee determines the performance measure or measures, the performance goal or goals and all computations included within each Formula, each of which may be different for different award periods or for different participants within a single award period. The 1994 Plan Committee does not have the discretion to increase any award to an amount in excess of that determined in accordance with the 1994 Plan and the Formula applicable to a particular award period. However, the 1994 Plan Committee, may, in its discretion, (a) designate in advance a maximum dollar award for any award period with respect to any participant, and/or (b) designate in advance that certain other incentive award payments (under the 1994 Plan or otherwise) made to a participant will be deducted from award amounts otherwise earned under the 1994 Plan and/or (c) decrease any award under the 1994 Plan. Notwithstanding anything in the 1994 Plan to the contrary, no participant is entitled to earn in excess of $10 million under the 1994 Plan with respect to any single calendar year.

     Award periods under the 1994 Plan may be quarters, calendar years or such other periods as the 1994 Plan Committee may designate. All award periods, performance measures, performance goals and other aspects of each Formula are designated in advance of the commencement of each award period by the 1994 Plan Committee, except as otherwise permitted by the regulations under Section 162(m). Determinations based on a calendar year award period may be made by the 1994 Plan Committee on or before March 31 of the calendar year.

     To be entitled to receive a full award with respect to an award period, a participant must continue to be employed by the Company or rendering services to the Company on the last day of such award period. With respect to participants whose service relationship terminates during an award period, the 1994 Plan Committee provides for prorated awards based upon satisfaction of performance goals for the entire award period, with the proration formula to be set by the 1994 Plan Committee in its discretion in advance of the commencement of each award period. In addition, no award can be paid unless the 1994 Plan Committee certifies that the objective performance goal or goals for the award have been satisfied and that the amount of the award is no greater than that dictated by the Formula for the applicable award period. The 1994 Plan Committee makes such determinations by means of written resolutions of the 1994 Plan Committee that are maintained in the records of the Company.

     Awards pursuant to the 1994 Plan may be made, at the discretion of the 1994 Plan Committee, in cash, through the issuance of shares of Common Stock, or through a combination of both methods. The total number of shares of Common Stock that may be issued under the 1994 Plan in any fiscal year of the Company, and the total number of shares of Common Stock that may be issued under the 1994 Plan in any fiscal year of the Company to any single participant, may not exceed 5% of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year.

     Awards under the 1994 Plan are subject to withholding for applicable employment and income taxes. The 1994 Plan Committee may, in its discretion and subject to the consent of each affected participant, approve the advance of all or a portion of a target cash award to a participant prior to the conclusion of an award period. Each such advance, if made, is a full recourse obligation of the participant and bears interest from the date of the advance until repaid or deemed earned at the applicable Federal rate (as specified in the 1994 Plan) for loans of comparable term. Each such advance is evidenced by a promissory note executed by the participant and delivered to the Company.

     The 1994 Plan will continue in place until terminated by the Board of Directors. The Board of Directors may from time to time amend, suspend or terminate in whole or in part any or all of the provisions of the 1994 Plan; provided, however, that no such action will adversely affect the right of any participant with respect to (a) any award to which he or she may have become entitled under the 1994 Plan prior to the effective date of such amendment, suspension or termination, or (b) any award period that commenced prior to the taking of such action by the Board.

1992 Executive Incentive Compensation Plan

     In 1992, the Board adopted the Herbalife International, Inc. 1992 Amended and Restated Executive Incentive Compensation Plan (as amended in 1993 and 1996, the "1992 Plan"). Eligible participants under the 1992 Plan consist of the Company's executive vice presidents, vice presidents, country managers and other executive officers and key employees (other than the Company's Chief Executive Officer and President) and consultants as designated by the Chief Executive Officer in conjunction with the committee administering the 1992 Plan.

     The 1992 Plan is administered by the Compensation Committee of the Company's Board (the "1992 Plan Committee") in conjunction with the Chief Executive Officer. The current members of the 1992 Plan Committee are the members of the Compensation Committee, and the Board of Directors does not currently intend to appoint individuals to the 1992 Plan Committee who are not "disinterested directors" within the meaning of Rule 16b-3(c) under the Exchange Act. In addition, any awards of Common Stock under the 1992 Plan would be determined and administered solely by the 1992 Plan Committee.

     The 1992 Plan provides for the payment of bonuses to participants for each year that the 1992 Plan is in effect, beginning with 1992. Awards are made to participants based upon the extent to which certain corporate performance goals and individual performance goals (set in advance by the Chief Executive Officer together with, in the case of corporate performance goals, the 1992 Plan Committee) are met. If a goal applicable to a participant is exceeded or not met, then the participant is entitled to receive an award in excess of, or a pro rata portion of, as applicable, the targeted amount. In addition, the 1992 Plan Committee, in conjunction with the Chief Executive Officer, may make discretionary awards to participants. To be eligible for payment with respect to a particular award period, a participant is required to be employed by the Company on the last day of such award period, subject to certain exceptions.

     Awards pursuant to the 1992 Plan may be made, at the discretion of the 1992 Plan Committee, in cash, through the issuance of shares of Common Stock, or through a combination of both methods. The total number of shares of Common Stock that may be issued under the 1992 Plan in any fiscal year of the Company, and the total number of shares of Common Stock that may be issued under the 1992 Plan in any fiscal year of the Company to any single participant, may not exceed the excess of (i) 5% of the number of issued and outstanding shares of Common Stock at the beginning of the prior fiscal year, over (ii) the number of shares of Common Stock issued during the prior fiscal year pursuant to the 1994 Plan.

     The Board of Directors may from time to time amend, suspend or terminate in whole or in part any or all of the provisions of the 1992 Plan; provided, however, that no such action will adversely affect the right of any participant with respect to any award to which he or she may have become entitled under the 1992 Plan prior to the effective date of such amendment, suspension or termination. The 1992 Plan will continue in place until terminated by the Board of Directors.

     For 1994, 1995 and 1996, the Company utilized a bonus arrangement falling within the framework of the 1992 Plan, although the Named Officers did not participate in the 1992 Plan for 1995 or 1996. See "Compensation Committee Report-Annual Incentive Compensation." The 1992 Plan is expected to continue to be utilized with respect to certain executives for future periods.

1991 Stock Option Plan

     General

     Subject to shareholder approval at the Meeting, the Board of Directors has approved two amendments to the Amended and Restated 1991 Stock Option Plan (the "Option Plan"): (i) to increase the aggregate number of shares which may be issued upon exercise of all options under the Option Plan and (ii) to increase the aggregate number of stock options a participant under the Option Plan may be awarded during any single calendar year. See "Proposal 2 -- Approval of Amended and Restated 1991 Stock Option Plan." Currently, the Option Plan permits the granting to key employees, directors, consultants and other persons of stock options to purchase up to 5,400,000 shares of Common Stock, and no participant in the Option Plan may be awarded, during any single calendar year, stock options with respect to more than 500,000 shares of Common Stock.

     The purpose of the Option Plan is to secure for the Company and its shareholders the benefits arising from stock ownership by key employees, directors, consultants and other persons selected by the Stock Option Committee of the Board of Directors. As of February 28, 1997, approximately 66 persons were eligible to participate in the Option Plan.

     The Option Plan is administered by the Stock Option Committee of the Company's Board. The Board of Directors does not currently intend to appoint individuals to the Stock Option Committee who are not both "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) under the Code. Currently, the Stock Option Committee consists of Messrs. Hall and Miner.

     Options under the Option Plan may be designated as "incentive stock options" for federal income tax purposes or as options which are not qualified for such treatment, or "non-qualified stock options." See "Federal Income Tax Matters" below.

     All options granted under the Option Plan are non-transferable and exercisable in installments determined by the Stock Option Committee, except that each option is to be exercisable in minimum annual installments of 20% commencing with the first anniversary of the option's grant date. Each option granted has a term specified in the option agreement, but all options expire no later than ten years from the date of grant. Incentive stock options granted to a person holding more than 10% of the total voting power of the Company's capital stock must expire within five years from the date of grant.

     In the case of incentive stock options, the exercise price must be at least equal to 100% of the fair market value of the Common Stock on the date the option is granted. The exercise price for incentive stock option grants to a person holding more than 10% of the total voting power of the Company's capital stock must equal 110% of the fair market value of the Common Stock. The exercise price of a non-qualified option need not be equal to the fair market value of the Common Stock at the date of grant, but may be granted with any exercise price which is not less than 85% of fair market value at the time the option is granted, as the Stock Option Committee may determine. Upon exercise of any option, the purchase price must generally be paid in full either in cash or by certified or cashier's check. However, in the discretion of the Stock Option Committee, the terms of a stock option grant may permit payment of the purchase price by means of (i) cancellation of indebtedness owed by the Company,
(ii) delivery of shares of Common Stock already owned by the optionee (valued at fair market value as of the date of exercise), (iii) delivery of a promissory note secured by the shares issued, (iv) delivery of a portion of the shares issuable upon exercise (i.e., exercise for the "spread" on the option payable in shares), or (v) any combination of the foregoing or any other means permitted by the Stock Option Committee.

     The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any employee under the Option Plan (or any other incentive stock option plan of the Company) which may become exercisable for the first time in any one calendar year may not exceed $100,000.

     Federal Income Tax Matters

     As stated above, participants in the Option Plan may be granted either "incentive" stock options (qualified as such under the Code) or "non-incentive" stock options (customarily referred to as "non-qualified" stock options). Persons who receive non-qualified stock options under the Option Plan will realize no tax consequence upon receipt. On the date of option exercise, however, the optionee will generally have income (and the Company will have a deduction) equal to the excess of (a) the fair market value of the stock received upon such date less (b) the option exercise price. If the stock acquired upon exercise of the option is non-transferable and subject to a "substantial risk of forfeiture," however, the taxable event will generally be delayed to the earliest of the date on which the stock becomes transferable or the date on which the risk of forfeiture ends, at which time the participant will be taxed on the excess of the stock's fair market value on such date over the cost of such stock, and the Company will be entitled to an equal deduction at that time.

     In the case of an incentive stock option, however, the employee will generally not have taxable income (although the alternative minimum tax may apply, as described below) upon exercise or lapse of any forfeiture restrictions or transfer restrictions. The employee will be taxed only upon the sale of stock received on the incentive option exercise. If the employee holds the stock for more than one year after exercise and two years after option grant, the employee's gain will generally be long-term capital gain, and the Company will not be entitled to a deduction for compensation paid. Any earlier sale will result at least in part in ordinary income to the employee and a deduction for the Company equal to the amount of ordinary income recognized by the employee. Depending upon a particular option holder's circumstances, there may be a favorable differential tax rate applicable to long-term capital gains.

     Upon exercise of incentive stock options, the alternative minimum tax may apply to optionees because the excess of the fair market value of the shares received over the exercise price of an incentive stock option constitutes an item of tax preference. The alternative minimum tax may produce a higher tax than the regular income tax applicable to an optionee.

     The above summary of tax matters is general in scope and does not apply to every specific transaction which may arise. Moreover, the rules of government taxation of non-qualified and incentive stock options are complex, and the statement of tax consequences set forth herein is necessarily general. Finally, Congress is considering many additional proposals to change the tax laws, and the interpretation of existing laws and any additional revisions ultimately adopted could significantly alter the tax requirements and effects covered in this discussion.

Deferred Compensation Plans

     The Company maintains two deferred compensation plans for select groups of management or highly compensated employees: the Herbalife Management Deferred Compensation Plan, effective January 1, 1996 (the "Management Plan", applicable to directors, vice presidents and Senior Vice Presidents) and the Herbalife Senior Executive Compensation Plan, effective January 1, 1996 (the "Senior Executive Plan", applicable to eligible employees at the rank of Senior Vice President and higher) (collectively with the Management Plan, the "Deferred Compensation Plans"). The Deferred Compensation Plans allow eligible employees, who are selected by the administrative committee that manages and administers the plans (the "Deferred Compensation Committee"), to elect annually to defer up to fifty percent (50%) of their base annual salary and up to one hundred percent (100%) of their annual bonus for each calendar year (the "Annual Deferral Amount"). The Company makes matching contributions on behalf of each participant in the Senior Executive Plan ("Company Matching Contributions") of one hundred percent (100%) of the amount deferred by each such participant up to ten percent

(10%) of the participant's base annual salary. Each participant in either Deferred Compensation Plan has at all times a fully vested and nonforfeitable interest in each year's contribution, including interest credited thereto, and in any Company Matching Contributions, if applicable. In connection with a participant's election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount plus interest and payable five or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. Subject to the short term payout provision and certain exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Deferred Compensation Plans prior to the date that such participant either (a) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (b) terminates employment with the Company.

401(k) Tax-Sheltered Savings Plan

     The Company maintains a qualified "savings plan" pursuant to Section 401(k) of the Code. This plan allows any employee who has completed one year of employment with the Company to contribute each pay period from 2% to 17% of the employee's earnings for investment in annuity contracts and mutual funds. The maximum aggregate contribution of all participating employees for any calendar year may not exceed 20% of the total earnings paid to such participants during each such year. The Company makes contributions to the plan matching each employee's contribution up to 3% of the employee's earnings. The plan also imposes certain restrictions on the aggregate amount which may be contributed by higher-paid employees in relation to the amount contributed by the remaining employees. A participating employee is fully vested at all times in his or her contribution and in the interest credited to such employee's account. However, the employee may not withdraw all or any portion of his or her account prior to the date that such employee either (a) incurs total and permanent disability or
(b) terminates employment with the Company. The employee is not fully vested in the Company's matching contributions until he or she has completed seven years of service with the Company.

Executive Medical Plan

     The Executive Medical Plan is an insured hospital and medical reimbursement plan covering executives and key employees and their dependents during the executive's or employee's employment by the Company. The Plan provides coverage of medical expenses incurred beyond the Company's basic plan. For the fiscal year ended December 31, 1996, the Plan's cost to the Company was an aggregate of approximately $38,820.

Executive Long-Term Disability Plan

     The Executive Long-Term Disability Plan is an insured disability plan covering executives and key employees. It provides for extended disability insurance for such participants with premiums paid by the Company. For the fiscal year ended December 31, 1996, the Plan's cost to the Company was an aggregate of approximately $29,051.

Executive Life Insurance Plan

     The Executive Life Insurance Plan covers executives and key employees and provides for life insurance benefits in excess of those available under the Company's basic plan. Premiums are paid by the Company. For the fiscal year ended December 31, 1996, the Plan's cost to the Company was an aggregate of approximately $44,429.

(5)      EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Effective as of April 3, 1994, the Company entered into a five-year Employment Agreement (the "Pair Agreement") with Christopher Pair, engaging him as Executive Vice President of International and Corporate Administration of the Company. Mr. Pair currently serves as the Company's Executive Vice President and Chief Operating Officer. For his services, Mr. Pair is entitled to receive an annual salary of $650,000 subject to upward adjustment as the Board or the Compensation Committee of the Board deems appropriate. In addition, Mr. Pair is entitled to participate in incentive compensation plans on the same basis as other comparable level executives.

     The Pair Agreement provides that Mr. Pair is entitled to certain other benefits paid for by the Company, including, among other things, an automobile allowance, reimbursement of the cost of a health club membership, and participation in various benefit plans.

     Under the terms of the Pair Agreement, if the Company terminates Mr. Pair's employment at any time during the term of the Pair Agreement without cause (as defined in such agreement), it must pay him (in addition to other accrued amounts and benefits) an amount equal to one year of base compensation, plus an amount equal to the actual bonuses paid to Mr. Pair under the executive incentive compensation plan in respect of the one fiscal or plan year completed immediately prior to the date of termination.

     Effective as of August 23, 1993, the Company entered into a Restricted Stock Agreement with Michael Rosen, pursuant to which Mr. Rosen received a 100,000 share restricted stock grant. Such shares vest in cumulative annual installments of 20%, commencing on August 23, 1994. Under such Restricted Stock Agreement, if the Company were to terminate Mr. Rosen without cause, or if Mr. Rosen were to die or retire, in any such event if the event were to occur following Mark Hughes' ceasing to serve as the Chief Executive Officer of the Company or certain other defined change-of-control events, then Mr. Rosen's restricted stock grant would fully vest.

     In addition, effective as of August 9, 1994, the Company entered into a Deferred Compensation Agreement with Mr. Rosen, pursuant to which Mr. Rosen has received and will continue to receive $600,000 in cash deferred compensation from the Company on each of the first five anniversary dates of such Deferred Compensation Agreement on which Mr. Rosen remained continuously employed by the Company. If the Company were to terminate Mr. Rosen without cause (as such term is defined in the Deferred Compensation Agreement), Mr. Rosen will be deemed to have earned, as of the termination date, deferred compensation for the year in which termination occurs in an amount equal to $600,000 prorated on a daily basis for the number of days in the calendar year through and including the date of termination. Mr. Rosen is eligible to receive such deferred compensation on or before the tenth day following the day the deferred compensation is earned, subject to the right of the Company to delay payment in certain circumstances specified in the Deferred Compensation Agreement.

(6) COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During 1996, the Company's Compensation Committee consisted of Messrs. Hall, Buxbaum (until his resignation from the Board in September 1996) and Mr. Miner (commencing in May 1996). No additional information concerning the Compensation Committee or the Company's executive officers is required by Item 402 of Regulation S-K.

(7)  COMPENSATION COMMITTEE REPORT

     The Company's executive compensation programs are administered by the Compensation Committee of the Board of Directors and, to the extent summarized below, the Company's Chief Executive Officer.

     The compensation policy of the Company is designed to motivate the overall success of the Company by:

     . Attracting, retaining, and rewarding highly qualified and productive individuals;

     . Delivering a significant portion of compensation through performance-based incentives;

     . Directly relating incentive compensation to overall Company and individual performance; and

     . Encouraging executive stock ownership to align the interests of management with those of shareholders.

Base Salary and Annual Incentive Compensation

     The base salary of the Chief Executive Officer is established through negotiations between the Compensation Committee and Mr. Hughes. For 1996, in order to preserve the tax deductibility of his compensation by the Company, Mr. Hughes agreed to maintain his base salary at $1,000,000. See "Summary Compensation Table." Base salaries for each of the other Named Officers were established through negotiations between Mr. Hughes and each Named Officer. See "Employment Contracts and Change in Control Arrangements."

     In setting Mr. Hughes' annual salary and target incentive compensation for 1996, the Compensation Committee considered numerous factors, including Mr. Hughes' cash compensation relative to that of the Company's leading distributors and Mr. Hughes' unique role as the preeminent personality in the selling of the Company's products, the motivation of the sales organization and the formulation of sales promotional programs. The Compensation Committee provided an opportunity for Mr. Hughes to earn incentive compensation for 1996 based strictly upon a formula performance measure adopted in accordance with the 1994 Plan.

     During 1996, the Compensation Committee utilized an earnings per share formula to establish target awards under both the 1994 Plan and the 1992 Plan, subject to maximum award amounts in the case of each participant and discretionary authority to reduce awards in the case of certain of the Named Officers. See "Description of Certain Plans" above. The Company met the earnings per share threshold for 1996, and as a result bonuses were earned by the Named Officers for the past fiscal year.

Long-Term Incentive Plans

     Executives of the Company are encouraged to own shares of the Company's Common Stock, thereby aligning the interests of management with those of shareholders and tying a significant portion of executive compensation to long-term market performance. The Option Plan currently permits the granting to key employees, directors, and consultants of stock options to purchase up to 5,400,000 shares of the Company's Common Stock. See "Description of Certain Plans -- Stock Option Plan." Vesting restrictions on stock options are set by the Stock Option Committee, which during 1996 consisted of Mr. Hall, Mr. Buxbaum through September 1996 and Mr. Miner from May 1996. All options granted to executive officers during the last three years have had an exercise price equal to 100% of fair market value at the time of grant. Beginning in 1996, the Stock Option Committee began to grant stock options under the Option Plan to Mr. Hughes, in order to provide him with an additional incentive to promote the success of the Company. The Compensation and Stock Option Committees believe that the use of stock options to provide incentive compensation to Mr. Hughes is appropriate and advisable, since stock options further align Mr. Hughes' compensation with public shareholders' interests while minimizing the use of cash resources.

     In order to preserve the effectiveness of the Option Plan as an incentive for executive performance, the Board of Directors, based upon the recommendation of the Compensation Committee, is seeking shareholder approval of amendments to the Company's 1991 Stock Option Plan, as amended and restated, to increase the aggregate number of shares which may be issued upon exercise of all options under the Option Plan (excluding shares previously issued upon option exercise but including shares subject to existing outstanding options) to 6,800,000, and to increase the annual per participant limitation on the maximum number of stock options that may be granted to 1,500,000. The amendments to the Option Plan are further described in Proposal 2.

Tax Issues

     For 1997 and later years, the Compensation Committee intends to continue to seek to structure executive compensation arrangements to preserve the deductibility of Named Officer compensation under applicable federal and state income tax laws, including the Omnibus Budget Reconciliation Act of 1993, while also taking into account the need to provide appropriate incentives to the Company's key executives. However, no assurance can be given that the Company will preserve the deductibility of all executive compensation.



April 14, 1997         COMPENSATION COMMITTEE
                       Edward Hall
                       Christopher Miner

(8)  PERFORMANCE GRAPH

     Set forth on the following page is a comparison of the yearly percentage change in total shareholder return of the Company's Common Stock and the returns for the NASDAQ Composite Index and a designated Peer Group. The total shareholder return calculation is for the five-year period commencing on December 31, 1991 and includes the reinvestment of dividends.

     The Peer Group for the total shareholder return chart is comprised of publicly-traded companies possessing the following characteristics similar to those of the Company:

     .  Size, as measured by net sales;

     .  Similarity in selling methodology;

     . Comparable products including companies engaged in the distribution of weight control products, health and nutritional supplements, and skin, hair, or other personal care products;

     .  Relatively high insider ownership; and/or

     . Particular emphasis on the talents and visibility of the chief executive officer.

     Companies included in the Peer Group are: Beauticontrol Cosmetics, Inc.; Nature's Sunshine Products, Inc.; Avon Products; Premark International, Inc.; Amway Japan; and Amway Asia Pacific. Amway Japan is included with respect to American Depositary Receipts commencing September 1993 (when such securities began trading in the United States). No data is included for Amway Asia Pacific through December 31, 1993 since that company began publicly trading in December 1993, but such data is included commencing January 1, 1994.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS*
          AMONG THE COMPANY, NASDAQ COMPOSITE INDEX AND PEER GROUP**


                       [PERFORMANCE GRAPH APPEARS HERE]

=================================================================================
                                   1991    1992    1993    1994    1995     1996
---------------------------------------------------------------------------------
Herbalife International, Inc.      $ 100   $ 360   $ 526   $ 519   $ 284   $1,122
---------------------------------------------------------------------------------
Peer Group (Weighted               $ 100   $ 118   $ 135   $ 169   $ 193   $  190
 Average)
---------------------------------------------------------------------------------
NASDAQ-OTC Index                   $ 100   $ 115   $ 132   $ 128   $ 179   $  220
 Composite
=================================================================================

  *ASSUMES $100 INVESTED ON DECEMBER 31, 1991 IN THE STOCK OF HERBALIFE, THE NASDAQ-OTC COMPOSITE INDEX, AND PEER COMPANIES (WEIGHTED BY MARKET CAPITALIZATION).

  **TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.

                              CERTAIN TRANSACTIONS

     The Company purchases its powder products from Raven, one-third of whose stock is owned by Mark Hughes. In addition, one of the Company's tablet products, Activated Fiber, is manufactured by D&F pursuant to a licensing agreement with Dynamic, twenty percent and five percent of whose stock is owned by Mark Hughes and Dr. David B. Katzin, respectively. Dr. Katzin was a director of the Company until March 22, 1996 and an executive officer until December 31, 1996, and he is currently the Company's Executive Director of the Medical Advisory Board. Two individuals (not affiliates of the Company) are principal stockholders of each of D&F, Raven and Dynamic.

     In May 1993, the Company entered into requirements contracts with each of D&F, Raven and Dynamic that extend to January 1998 (subject to extension unless either party elects to terminate). Pursuant to these requirements contracts, the Company has agreed to purchase all of its requirements of powder products from Raven and all of its requirements of tablet, capsule, liquid, cream and lotion products from Dynamic or D&F to the extent each such manufacturer is capable or becomes capable of manufacturing such products. However, the Company has obtained waivers to permit the purchase of certain personal care products from other manufacturers. The requirements contracts also provide Raven, D&F and Dynamic with: (i) a right of first refusal to establish any manufacturing facility outside of North America that the Company proposes to develop or acquire; and (ii) the right to receive certain royalty payments in the event that such a manufacturing facility were constructed or acquired and the right of first refusal were not exercised.

     During 1996, the Company's purchases from Raven and Dynamic amounted to $53.2 million and $3.2 million, respectively. Mr. Hughes' share of the 1996 earnings of Raven and Dynamic and Dr. Katzin's share of the 1996 earnings of Dynamic totaled $5.6 million, $0.2 million and $56,000, respectively. In 1995, Mr. Hughes' share of the earnings of Raven and Dynamic totalled $2.6 million and $0.3 million, respectively, and Dr. Katzin's share of the earnings of Dynamic totalled $66,000. Management believes that the price paid under these requirements contracts is appropriate, taking into account the product research, development and formulation services provided by the companies.

     During 1996, the Company engaged Nutrient Research Consultants, Ltd., a California corporation ("Consultant"), which is wholly owned by Dr. Katzin, to perform consulting services. Such services consisted of assistance in distributor and supervisor education, identification of new product concepts, product reformulation and governmental and public relations. Consultant was engaged on a month-to-month basis pursuant to an oral agreement which had been in effect since the expiration of a written six-month contract entered into between Consultant and the Company in 1985. During the first three months of 1996, Consultant received $230,000 from the Company in consulting fees, whereafter he became an employee of the Company. Management believes that the terms of its agreement with Consultant fairly reflected the value of the services provided by Consultant.

     In January 1997, the Company entered into a Consulting Agreement with David
R. Addis, the former Chief Counsel of the Company. The agreement provides for Mr. Addis to provide consulting services, as requested by the Company, through the end of 1997 in connection with the business and operations of the Company. Pursuant to the agreement, Mr. Addis is entitled to receive, among other things, the following: (i) base monthly compensation at the rate of $700,000 per annum through the end of 1997; (ii) $1,000,000 payable on January 1, 1998; (iii) vesting of 40,000 restricted shares of the Company's Common Stock (originally granted pursuant to a preexisting employment agreement with Mr. Addis) on January 1, 1998; (iv) vesting of an option (originally granted pursuant to the preexisting employment agreement) to purchase 17,500 shares of Common Stock of the Company in November 1997, provided that services continue to be provided through that time; (v) forgiveness of $607,000 of the advances previously made to Mr. Addis; and (vi) certain other benefits described in the agreement.

     In accordance with the 1994 Plan, the Company made advances of targeted performance bonus amounts during 1994 to Messrs. Hughes, Pair, Katzin, Addis and Rosen and during 1995 to Mr. Addis and during 1996 to Messrs. Hughes, Pair, Addis and Rosen. As of December 31, 1996, the remaining outstanding principal and accrued interest obligations of such individuals were $2,046,000 in the case of Mr. Hughes; $496,000 in the case of Mr. Pair; $168,000 in the case of Dr. Katzin; $1,098,000 in the case of Mr. Addis (of which $607,000 is being forgiven pursuant to Mr. Addis' consulting agreement as discussed above); and $160,000 in the case of Mr. Rosen. Each outstanding advance is a full recourse obligation of the executive with a maturity date of two years following the date of the advance. In addition, the advances bear interest at the applicable federal rate
(AFR) for two-year notes at the time of the advances. The rates for existing outstanding advances range from 5.31% to 7.93%.

     The Company has begun steps to pursue an initial public offering of shares of Herbalife Japan KK ("Herbalife Japan") in Japan. Herbalife Japan was formed in November 1992 as a wholly-owned subsidiary of the Company, and the Company commenced operations through that subsidiary in November 1993. The Company has conducted business in Japan, directly or through a licensee, since 1989. The Company's advisors have informed the Company that the public offering process in Japan is lengthy (offerings can take one to three years or longer to complete) and involves a detailed review, among other things, of the systems and procedures of the subject company by Japanese regulators. Consequently, there can be no assurance of a successful completion of the offering. Similarly, the Company has not yet determined whether to complete the offering, assuming regulatory approval is obtained. However, in preparation for the possible offering, in December 1996 the Company sold shares of Herbalife Japan to certain of the Company's directors and executive officers, as well as to resident managers of Herbalife Japan, as an incentive for increased efforts to facilitate the operation of the Herbalife Japan business and the success of the offering. The following table lists the purchasers of such shares, the number of shares purchased and the percentage of Herbalife Japan's outstanding shares represented thereby, and the purchase price paid to the Company by each individual:

                                          PERCENTAGE OF
                      NUMBER OF SHARES   HERBALIFE JAPAN     AGGREGATE
NAME                     PURCHASED            SHARES         PRICE(1)
----                  ----------------   ---------------    ----------
Mark Hughes........         10.00              5.000%       $3,300,000

Christopher Pair...          1.15              0.575           379,500

Michael Rosen......          1.15              0.575           379,500

Timothy Gerrity....          1.15              0.575           379,500

Alan Liker.........          0.40              0.200           132,000

Other..............          1.15              0.075            49,500

Total..............         14.00              7.000%       $4,620,000

______________________
(1) Purchase price for shares was denominated in Japanese yen; dollar amounts reflect conversion at the yen-to-dollar exchange rate in effect on the date of purchase.

     The purchase price for the shares was determined, in part, based upon a formula (the "Formula") prescribed by a Japanese regulatory authority responsible for certain aspects of public offerings of securities in that country, as applied to Herbalife Japan's 1995 results of operations. The Board of Directors of the Company separately sought and obtained a valuation of the shares from an independent investment banking firm, Houlihan, Lokey,

Howard & Zukin, Inc. ("Houlihan Lokey"), which rendered an opinion to the Board to the effect that the fair market value of the shares was greater than that determined under the Formula. Consequently, the purchase price per share was increased to the fair value of the shares as indicated in the Houlihan Lokey opinion. The Company's Board of Directors, based in part on the Houlihan Lokey opinion and the determination of price derived under the Formula (which is utilized generally in Japan in connection with public offerings) and taking into account the uncertainty of completion of the offering in Japan and other pertinent factors, has determined that the purchase price reflects the fair market value of the shares.

     For each of the foregoing individuals, the purchase price for the shares was paid to the Company approximately 30% in cash and approximately 70% in the form of a full recourse promissory note bearing interest at 5.48% per annum in the case of Mr. Hughes (loan denominated in U.S. dollars) and 2.125% per annum in the case of each individual other than Mr. Hughes (loans denominated in Japanese yen), with principal payable in five equal annual installments on the first five anniversaries of the date of the purchase of shares and accrued interest payable at the same time as principal.

     In the event that the offering is completed in Japan, regulations in that country will preclude any of the foregoing individuals from selling shares in the public market for one year following the offering. Neither the Company nor Herbalife Japan has entered into any agreement or arrangement with the above individuals to repurchase the shares of Herbalife Japan purchased by them in the event that the offering is not completed.

     In February 1997, the Company engaged Mr. Liker, a director of the Company, to provide consulting services though the end of 1997 in connection with the offering in Japan. Under the terms of the Company's oral agreement with Mr. Liker, Mr. Liker is to receive $80,000 in 1997 from the Company for such services.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 1996, the Company believes, based solely on a review of Forms 3, 4 and 5 (including any amendments) with which it has been furnished, that all required Section 16(a) filings relating to the Company were timely made, except that two Forms 4 filed by Mr. Rosen (each reporting a single transaction) were not filed timely. The required Forms were subsequently filed.

                                   PROPOSAL 2

     APPROVAL OF AMENDMENTS TO AMENDED AND RESTATED 1991 STOCK OPTION PLAN


BACKGROUND

     The Option Plan currently provides that the aggregate number of shares of Common Stock that may be issued upon the exercise of all options under the Plan shall not exceed Five Million Four Hundred Thousand (5,400,000). As of April 10, 1997, 1,587,399 shares had been issued pursuant to the Option Plan and an additional 4,292,914 shares were subject to outstanding options. The Option Plan also currently provides that no participant may be awarded, during any single calendar year, stock options with respect to more than 500,000 shares of Common Stock. The Board of Directors of the Company, on April 10, 1997, subject to shareholder approval at the Meeting, approved the amendments to the Option Plan described below.

DESCRIPTION OF OPTION PLAN AMENDMENTS

     The terms of the Option Plan and the proposed amendments thereto are described above under "Executive Compensation -- Description of Certain Plans -- Stock Option Plan." That description and the description of the following proposed amendments to the Option Plan are subject to the full text of the Option Plan.

     One proposed amendment to the Option Plan would provide that the aggregate number of shares of Common Stock that may be issued under the Option Plan, excluding shares issued upon the exercise of options prior to the adoption of the amendment to the Option Plan by the Board of Directors on April 10, 1997 but including shares issuable upon exercise of options outstanding on that date, shall not exceed Six Million Eight Hundred Thousand (6,800,000). This would permit the issuance of options with respect to approximately 2.5 million additional shares of Common Stock. The effect of the proposed amendment is to preserve the benefits to the Company of the Option Plan by ensuring that employees, consultants and directors who are eligible to receive options to purchase shares of Common Stock pursuant to the Option Plan may continue to receive such options. Without such amendment, the Company would, in the near future, reach the limit of authorized shares which may be validly issued upon exercise of all options under the Option Plan.

     The other proposed amendment to the Option Plan would provide that a participant under the Option Plan may be awarded, during any single calendar year, stock options with respect to up to 1,500,000 shares of Common Stock. In 1996, the Compensation Committee of the Board of Directors began to award Mr. Hughes stock options, and the Committee intends to continue to consider Mr. Hughes for future grants of stock options in recognition of his contributions to the Company's financial performance. The Compensation Committee expects to grant stock options to Mr. Hughes at levels deemed appropriate by the Committee in the future. Especially in view of Mr. Hughes' contemplated participation in the Option Plan, the effect of the proposed amendment is to maintain the flexibility of the Option Plan to provide appropriate incentives to participants in recognition of their service to the Company.

OPTION GRANT INFORMATION

     The following table sets forth the number of stock options received through April 10, 1997 under the Option Plan by the Named Officers and all current executive officers and consultants as a group. No directors who are not also employees or consultants have received any grant under the Option Plan.

                                                    TOTAL OPTIONS
                                                       GRANTED
                      NAME                          UNDER PLAN (#)
------------------------------------------------------------------
MARK HUGHES......................................       1,000,000
DR. DAVID B. KATZIN..............................         576,000
CHRISTOPHER PAIR.................................         625,000
MICHAEL ROSEN....................................         300,000
DAVID R. ADDIS...................................          35,000
ALL EXECUTIVE OFFICERS AND CONSULTANTS AS A
GROUP (7 PERSONS)................................       2,887,250


VOTE REQUIRED

     Approval of the Board of Directors' action in adopting the Option Plan, as amended and restated, requires the affirmative vote of the holders of at least a majority of the shares of outstanding Common Stock represented and voting at the Meeting and cast on this Proposal 2. Broker abstentions and non-votes will have the effect of a vote against the Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENTS TO THE OPTION PLAN, AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH AMENDMENTS.

                     INDEPENDENT CERTIFIED PUBLIC AUDITORS

     The firm of Deloitte & Touche LLP ("D&T") has audited the financial statements of the Company for the year ended December 31, 1996. A representative of D&T is expected to be present at the Meeting, with the opportunity to make a statement if the representative desires to do so. That representative is also expected to be available to respond to appropriate questions.


               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Proposals intended to be submitted to the Company for presentation at its next Annual Meeting to be held in 1998 must be received by the Company at its principal executive office shown on the first page of this Proxy Statement no later than December 26, 1997, in order to be included in the proxy material for the 1998 meeting.

                               1996 ANNUAL REPORT

     On March 27, 1997, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 1996. Copies of the 1996 Form 10-K may be obtained without charge by writing to Herbalife International, Inc., 1800 Century Park East, Century City, California 90067, Attention: Investor Relations.

                                        BY ORDER OF THE BOARD OF
                                        DIRECTORS

                                        /s/ Christopher Pair

                                        CHRISTOPHER PAIR
                                        SECRETARY

--------------------------------------------------------------------------------

                         HERBALIFE INTERNATIONAL, INC.
                             1800 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints Christopher Pair and Robert Sandler, and each of them, as Proxy, with the power to appoint his or their substitutes, and hereby authorizes each of them to represent and to vote as designated below all shares of Common Stock of Herbalife International, Inc. held of record by the undersigned on April 15, 1997 at the Annual Meeting of Shareholders to be held on May 29, 1997, or at any adjournment or postponement thereof.

  1. ELECTION OF DIRECTORS  [_] FOR all nominees    [_] WITHHOLD AUTHORITY
                                (Mark Hughes,           to vote for all
                                Christopher Pair,       nominees
                                Michael Rosen,
                                Edward Hall,
                                Alan Liker,
                                Christopher Miner
                                except as indicated
                                to the contrary
                                below)

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line below)

   ----------------------------------------------------------------------------

  2. AMENDMENTS TO AMENDED AND RESTATED 1991 STOCK OPTION PLAN

                         FOR [_]  AGAINST [_]  ABSTAIN [_]

  3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN ITEM 1.

                                                Please sign exactly as name
                                              (or names) appears below. When
                                              shares are held by joint
                                              tenants, both must sign. When
                                              signing as attorney, executor,
                                              administrator, parent or
                                              guardian, please give full title
                                              as such. If a corporation,
                                              please sign in full corporate
                                              name by the President or other
                                              authorized officer. If a
                                              partnership, please sign in
                                              partnership name by an
                                              authorized person.

                                              Date:
                                                   ----------------------------

                                              ---------------------------------
                                              Signature

                                              ---------------------------------
                                              Signature if held jointly

 PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED
                                   ENVELOPE.

--------------------------------------------------------------------------------